Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 2005 (except as to the third paragraph of Note 13, as to which the date is February 11, 2005) relating to the consolidated financial statements and financial statement schedule, which appears in Tut Systems’ Amended Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

August 16, 2005